Exhibit 99.1

Contact:	Thomas T. Kmiecik, Assistant Treasurer, 216-621-6060,
or Jeff Linton, Vice President, Corporate Communication, 216-621-6060,
or on the Web at www.forestcity.net
FOR IMMEDIATE RELEASE
Forest City Chief Financial Officer Tom Smith to Retire; Bob O’Brien named as successor
CLEVELAND — October 3, 2007 — Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that current chief financial officer Thomas G. Smith will retire on or about April 1, 2008, following filing of the Company’s 2007 Form 10-K with the U.S. Securities and Exchange Commission. Robert G. O’Brien will assume overall leadership of financial activities on February 1, 2008, the beginning of the Company’s fiscal year, and will become executive vice president, chief financial officer concurrent with Smith’s retirement.
“Since joining the Company as CFO in 1985, Tom Smith has been involved in virtually every Forest City financial transaction for more than two decades,” said Charles A. Ratner, president and chief executive officer of Forest City Enterprises. “His work in establishing state-of-the-art systems and processes, including executive co-sponsorship of our successful ERP implementation, has been invaluable, and his leadership in cultivating lasting, trust-based relationships with our banks and other financial partners, has been exemplary.
“In particular, Tom’s ability to recruit, retain and develop an exceptionally talented team in the Company’s accounting and financial reporting areas has created a lasting legacy and set a high standard for us all. Our “bench strength” in these areas is truly remarkable and will serve us well as we face both opportunities and challenges in the future.
“For these and for many other accomplishments, we are all indebted to Tom, and I personally want to thank him for being such an asset to Forest City and a great friend.”
Commenting on O’Brien’s appointment, Ratner said, “Bob O’Brien is uniquely qualified to become our next chief financial officer. His financial management skills, capital markets experience, knowledge of our operations, and leadership of our investment and strategic planning processes enable him to bring a broad perspective to this key position. Bob has the experience, integrity and focus to excel in this role now and into the future.”
Since 2000, O’Brien has served as executive vice president, strategy and investment management of Forest City Rental Properties Corporation, a subsidiary of the Company, with responsibility for the Company’s strategic planning process, capital markets transactions, and chairing the Investment Committee, which evaluates new projects and development pipeline opportunities. He has also been a key figure in the Company’s interactions with professional investors and the broader financial community.
O’Brien joined Forest City in 1988 as a vice president of project finance in the Company’s Commercial Group. From 1994 to 2000, he was president of Forest City Finance Corporation, a subsidiary of the Company, with responsibility for identifying financing sources, procuring capital and monitoring all outstanding mortgage loans. O’Brien received his BA in economics from Kalamazoo College and his MBA in finance from Indiana University.
Ratner added, “Tom Smith and Bob O’Brien have worked closely together for years, and we have benefited greatly from their collective wisdom and expertise to build this financially responsible and strong organization. They will now work together on a seamless transition to new leadership in this area.”
About Forest City Enterprises, Inc.
Forest City Enterprises, Inc. is a $9.5 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.
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